Exhibit 99.2

FOR IMMEDIATE RELEASE

February 8, 2010

Owens & Minor Announces Three-for-Two Stock Split

and 15% Increase in Quarterly Dividend

RICHMOND, VA—(BUSINESSWIRE) – February 8, 2010 – The board of directors of Owens & Minor, Inc. (NYSE-OMI) today announced a three-for-two stock split of the company’s common stock to be effected in the form of a stock dividend of one share of company common stock for every two shares outstanding. Simultaneously, the board approved a 15% increase in its quarterly cash dividend. The cash dividend increase raises the pre-split quarterly cash dividend from $0.23 per share to $0.265 per share. On a post-split basis, the cash dividend would equal $0.177 per share.

The record date for the stock split and the cash dividend is March 15, 2010. Shareholders will receive one new share of common stock for every two shares they own and will receive cash in lieu of fractional shares. Shareholders will also be paid a quarterly cash dividend of $0.265 per share on a pre-split basis. Both the cash dividend and the stock dividend will be payable on March 31, 2010. The common stock will trade on a post-split basis beginning on April 1, 2010.

“The three-for-two stock split and the planned 15% increase in our first quarter dividend reflect our confidence in our financial and operational performance, as well as our ability to execute on our strategic initiatives,” said G. Gilmer Minor, III, chairman of the board of Owens & Minor. “We believe this stock split and dividend increase support our philosophy of delivering long-term value to our shareholders.”

With the stock split, the number of outstanding shares of the company’s common stock will increase from approximately 42 million shares to approximately 63 million shares.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading distributor of national name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $750 million to $3.3 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

CONTACTS:	Trudi Allcott, Director, Investor & Media Relations, 804-723-7555;
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556

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